Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MEMC Electronic Materials, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-19159, 333-43474, 333-83624, 333-83628, 333-100404, 333-122405, 333-142818, 333-163318, 333-166623, and 333-172396) and on Form S-3 (No. 333-163354) of MEMC Electronic Materials, Inc. of our reports dated February 22, 2011, except as it relates to the subsequent events disclosed in Note 24, as to which the date is March 29, 2011, with respect to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the accompanying Form 8-K.

As discussed in note 2 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Accounting Standards Update No. 2009-17, Consolidations: Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, (included in FASB Accounting Standards Codification (ASC) Topic 810, Consolidation, as of January 1, 2010.

The Company adopted Financial Accounting Standards Board (FASB) Staff Position FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in FASB Accounting Standards Codification (ASC) Topic 320, Investments-Debt and Equity Securities), as of April 1, 2009. The Company adopted FASB No. 141(R), Business Combinations (included in ASC Topic 805, Business Combinations), as of January 1, 2009.

/s/ KPMG LLP

St. Louis, Missouri

March 29, 2011